July 1, 2021 FOR IMMEDIATE RELEASE Washington Federal Announces Board Succession Plans SEATTLE, WASHINGTON - Washington Federal, Inc. (Nasdaq: WAFD) (the “Company”), parent company of Washington Federal Bank, National Association (“WaFd Bank”) today announced its board succession planning and the expected timeframes. Two directors, Chair Thomas Kelley and Dr. Barbara Smith, will not be nominated for re-election to the board in January 2022, consistent with the Company’s director retirement policy. In anticipation of this transition, the board is pleased to announce that Director Stephen Graham will be appointed Chairman of the Board following the January 2022 annual meeting. Chairman Kelley commented, “We are very pleased with the direction of WaFd Bank and believe that Mr. Graham is uniquely qualified to lead the board as we continue to focus on our transition to a highly profitable, digital-first bank. He brings a deep understanding of the values that have helped the company thrive for more than 100 years, a respect for the role of regulation, and a real world understanding of our opportunity to take market share as industry consolidation accelerates.” Kelley continued, “I want to thank Dr. Barbara Smith for her fifteen years of exceptional board service to our shareholders. She has been instrumental in looking beyond the issues at hand and focusing on strategic imperatives around culture and employee engagement to build long-term franchise value.” In anticipation of the upcoming retirements, the board has increased the number of seats on the board to 12 and appointed three new directors, effective July 1, 2021: Ms. Sylvia Hampel, and Messrs. Sean Singleton and Shawn Bice. The appointment of these three executives with a wide range of banking, leadership and technology acumen is being done at this juncture to ensure continuity and allow for an orderly transition. Bolstering the bank’s commitment to becoming a digital-first bank, Mr. Shawn Bice, a technology executive for more than two decades, brings his expertise as President of Products and Technology at cloud data company Splunk. In addition, Bice is a former Amazon Web Services Vice President leading transformational cloud data services and a former Microsoft executive. “Mr. Bice’s twenty years in technology leadership roles bring cutting- edge insight and operational expertise to drive the bank’s goal of leveraging data to reimagine and reinvent customer experiences,” says WaFd President and CEO Brent Beardall. Business owner and consultant Ms. Sylvia Hampel, who opened her own cleaning service in 1995 and grew it into one of the largest women-owned businesses in Idaho, brings 25 years of business management acumen to the WaFd Bank Board of Directors. Hampel, as President of her company Clearview Cleaning, expanded to over 450 custodial teams operating throughout Idaho and three other western states before selling her company to facility services giant KBS. She is a licensed real estate broker and owns her own real estate development company. “Ms. Hampel is a self-made, tenacious entrepreneur, who has proven again and again she can overcome challenges and succeed. We welcome her perspective on the competitive landscape and problem- solving skills to tackle the challenges ahead,” adds Beardall.

2 “Rounding out our mission to be the most highly regarded regional bank in the markets we serve, we are proud to welcome Mr. Sean Singleton to our board of directors.” Beardall continued, “Mr. Singleton‘s deep experience in capital markets, starting with his time at J.P. Morgan Chase, supporting fintech venture capital engagements as the founder of Oglethorpe Capital LLC, and his passion for financial literacy will help guide our strategy going forward. We originally came to know each other when he represented an investment firm and in the process of studying our business model, noted the progressive strategy of WaFd Bank toward using data to improve the client experience and drive value for both clients and shareholders.” Washington Federal Bank, a national bank with headquarters in Seattle, Washington, has 226 branches in eight western states. To find out more about WaFd Bank, please visit our website www.wafdbank.com. WaFd Bank uses its website to distribute financial and other material information about the Company. # # # Contact: Brad Goode, Chief Marketing & Communications Officer Washington Federal, Inc. 425 Pike Street, Seattle, WA 98101 206-626-8178 Brad.Goode@wafd.com